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                                                                   EXHIBIT 21.1

                        HALL, KINION & ASSOCIATES, INC.
                             LIST OF SUBSIDIARIES

  HALL KINION AND ASSOCIATES, UK LIMITED, a wholly-owned subsidiary of the Registrant, organized under the laws of the United Kingdom.

  TA ACQUISITION CORPORATION, a wholly-owned subsidiary of the Registrant, organized under the laws of the State of Delaware.

  GROUP-IPEX, a wholly-owned subsidiary of the Registrant, organized under the laws of the State of California.